SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CISCO SYSTEMS, INC.

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CISCO SYSTEMS, INC.

October 4, 2002

DEAR CISCO SYSTEMS SHAREHOLDER:

      You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center in Exhibit Hall A, located at 5001 Great America Parkway, Santa Clara, California on Tuesday, November 19, 2002, at 10:00 a.m. You will find a map with directions to the meeting on the outside back cover of the Proxy Statement.

      Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and the attached Proxy Statement.

      Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet. Voting by mailing a proxy card, by telephone or over the Internet will ensure your representation at the Annual Meeting.

      We look forward to seeing you at the Annual Meeting.

John T. Chambers
President and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

      In order to assure your representation at the Annual Meeting, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please reference the “Voting by Mail, via the Internet or by Telephone” section on page 2 of the Proxy Statement for alternative voting methods.

CISCO SYSTEMS, INC.

170 W. Tasman Drive
San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 19, 2002

       The Annual Meeting of Shareholders (the “Annual Meeting”) of Cisco Systems, Inc. (the “Company”) will be held at the Santa Clara Convention Center in Exhibit Hall A, located at 5001 Great America Parkway, Santa Clara, California, on Tuesday, November 19, 2002, at 10:00 a.m. for the following purposes:

1. To elect twelve members of the Board of Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending July 26, 2003;

3. To vote upon three proposals submitted by shareholders, if properly presented at the meeting; and

4. To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof is September 20, 2002. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company.

      Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet. For detailed information regarding voting instructions, please refer to the section entitled “Voting by Mail, via the Internet or by Telephone” on page 2 of the Proxy Statement. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Larry R. Carter
Secretary

San Jose, California

October 4, 2002

PROXY STATEMENT
PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT ACCOUNTANTS
PROPOSAL NO. 3 SHAREHOLDER PROPOSAL
PROPOSAL NO. 4 SHAREHOLDER PROPOSAL
PROPOSAL NO. 5 SHAREHOLDER PROPOSAL
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND RELATED INFORMATION
AUDIT COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
SHAREHOLDER PROPOSALS FOR 2003 PROXY STATEMENT
FORM 10-K
OTHER MATTERS
APPENDIX A
Directions to the Santa Clara Convention Center
PROXY CARD

i

CISCO SYSTEMS, INC.

170 W. Tasman Drive
San Jose, California 95134-1706

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

       These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation (the “Company”), for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. on November 19, 2002, at the Santa Clara Convention Center in Exhibit Hall A, located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed on or about October 4, 2002 to all shareholders entitled to vote at the Annual Meeting.

PURPOSE OF MEETING

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Voting

      Holders of the Company’s common stock (“Common Stock”) are the only securityholders of the Company entitled to vote at the Annual Meeting. On September 20, 2002, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 7,310,115,704 shares of Common Stock outstanding. Each shareholder of record on September 20, 2002 is entitled to one vote for each share of Common Stock held by such shareholder on that date. Holders of a majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. In the election of directors, the twelve nominees receiving the highest number of affirmative votes will be elected. Proposal Nos. 2 through 5 require the approval of the affirmative vote of a majority of the shares of Common Stock present or represented and voting at the Annual Meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

      The Company’s Board of Directors (the “Board of Directors” or the “Board”) recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending July 26, 2003 (Proposal No. 2) and AGAINST the three proposals submitted by shareholders (Proposal Nos. 3, 4 and 5).

Voting by Mail, via the Internet or by Telephone

      Shareholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, such proxies will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending July 26, 2003 (Proposal No. 2), AGAINST the three proposals submitted by shareholders (Proposal Nos. 3, 4 and 5) and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

      If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Proxy Statement over the Internet, you may nevertheless be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed, postage paid envelope provided. Shareholders who elected to receive the 2002 Proxy Statement and Annual Report over the Internet will be receiving an e-mail on or about October 4, 2002 with information on how to access shareholder information and instructions for voting.

Proxy Solicitation Costs

      The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material furnished to shareholders by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. Under the terms of an agreement dated July 16, 2002, the Company has agreed to pay $14,000, plus reasonable out of pocket expenses, to Georgeson Shareholder Communications Inc. for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by directors, officers, and/or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies otherwise than by mail and via the Internet.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

      The names of persons who are nominees for director and their positions and offices with the Company are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The twelve nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. Shareholders may not cumulate votes in the election of directors.

Nominees	Positions and Offices Held with the Company

Carol A. Bartz	Director
Larry R. Carter	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary, and Director
John T. Chambers	President, Chief Executive Officer, and Director
Carleton S. Fiorina	Director
Dr. James F. Gibbons	Director
Dr. John L. Hennessy	Director
James C. Morgan	Director
John P. Morgridge	Chairman of the Board
Arun Sarin	Director
Donald T. Valentine	Vice Chairman of the Board
Steven M. West	Director
Jerry Yang	Director

Business Experience of Nominees

      Ms. Bartz, 54, has been a member of the Board of Directors since November 1996. Since April 1992, she has served as Chairman of the Board and Chief Executive Officer of Autodesk, Inc. She also served as President of Autodesk, Inc. from April 1992 to September 1996. Prior to that, she was with Sun Microsystems from January 1983 to April 1992, most recently as Vice President of Worldwide Field Operations. Ms. Bartz also currently serves on the Board of Directors of BEA Systems, Inc., Network Appliance, Inc. and The New York Stock Exchange, Inc.

      Mr. Carter, 59, has been a member of the Board of Directors since July 2000. He joined the Company in January 1995 as Vice President, Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he became the Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary. Prior to joining the Company, he was with Advanced Micro Devices, Inc. as the Vice President and Corporate Controller. Mr. Carter currently serves on the Board of Directors of eSpeed, Inc., QLogic Corporation and Transmeta Corporation.

      Mr. Chambers, 53, has been a member of the Board of Directors since November 1993. He joined the Company as Senior Vice President in January 1991 and became Executive Vice President in June 1994. Mr. Chambers became President and Chief Executive Officer of the Company as of January 31, 1995. Prior to joining the Company, he was with Wang Laboratories for eight years, most recently as Senior Vice President of U.S. Operations. Mr. Chambers currently serves on the Board of Directors of Wal-Mart Stores, Inc.

      Ms. Fiorina, 48, has been a member of the Board of Directors since January 2001. Since July 1999, she has been the Chief Executive Officer of Hewlett-Packard Company and a member of its Board of Directors. Since September 2000, she has also served as Chairman of the Board of Directors of Hewlett-Packard

Company. She also served as President of Hewlett-Packard Company from July 1999 to May 2002. From January 1996 to July 1999, she was with Lucent Technologies, Inc., most recently as Group President of the Global Service Provider Business.

      Dr. Gibbons, 71, has been a member of the Board of Directors since May 1992. He is Reid Weaver Dennis Professor of Electrical Engineering at Stanford University and has been a professor at Stanford since August 1957. He was Dean of the Stanford University School of Engineering from 1984 to 1996. Dr. Gibbons also currently serves on the Board of Directors of El Paso Corporation.

      Dr. Hennessy, 50, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996.

      Mr. Morgan, 64, has been a member of the Board of Directors since February 1998. He has been Chief Executive Officer of Applied Materials, Inc. since 1977 and also Chairman of the Board since 1987. He was President of Applied Materials, Inc. from 1976 to 1987. He was previously a senior partner with West Ven Management, a private venture capital partnership affiliated with Bank of America Corporation.

      Mr. Morgridge, 69, joined the Company as President and Chief Executive Officer and was elected to the Board of Directors in October 1988. Mr. Morgridge became Chairman of the Board on January 31, 1995, upon his retirement from the positions of President and Chief Executive Officer of the Company. From 1986 to 1988, he was President and Chief Operating Officer at GRiD Systems, a manufacturer of laptop computer systems.

      Mr. Sarin, 47, has been a member of the Board of Directors since September 1998. Since July 2001, he has been the Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its Board of Directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch, Plc from July 1999 to April 2000. From February 1997 to July 1999 he was the President and Chief Operating Officer of AirTouch Communications, Inc., a wireless telecommunications services company. He served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1984 and held a variety of positions, including Vice President and General Manager, Vice President, Chief Financial Officer and Controller, and Vice President of Corporate Strategy. Mr. Sarin currently serves on the Board of Directors of GAP, Inc., Vodafone Plc and Charles Schwab Corporation.

      Mr. Valentine, 70, has been a member of the Board of Directors of the Company since December 1987 and was elected Chairman of the Board of Directors in December 1988. He became Vice Chairman of the Board on January 31, 1995. He has been a general partner of Sequoia Capital since 1974. Mr. Valentine currently serves as Chairman of the Board of Directors of Network Appliance, Inc.

      Mr. West, 47, has been a member of the Board of Directors since April 1996. Since December 2001, he has been the Chief Operating Officer for nCUBE Corporation, a provider of on-demand media systems. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Cacheflow in January 2001. From June 1996 to September 1999, he was the President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June of 1996.

      Mr. Yang, 33, has been a member of the Board of Directors since July 2000. He is a founder of Yahoo! Inc., and since March 1995 has been an executive of Yahoo! Inc. and has served as a member of its Board of Directors.

Board Committees and Meetings

      During the Company’s fiscal year that ended on July 27, 2002, the Board of Directors held five meetings. During this period, all of the directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which each such director served, except Dr. Hennessy. Dr. Hennessy, who joined the Board of Directors in January 2002, attended two of the three meetings of the Board of Directors (or 67%) held since he became a director. Dr. Hennessy is not a member of any committee of the Board.

      The Company has five standing committees: the Acquisition Committee, the Audit Committee, the Compensation and Management Development Committee, the Investment/ Finance Committee and the Nomination and Governance Committee. In May and July 2002, the Board of Directors disbanded the Special Acquisition Committee, the Executive Committee and the Special Stock Option Committee.

      The Acquisition Committee reviews acquisition strategies and candidates with the Company’s management, approves certain acquisitions and also makes recommendations to the Board of Directors. This Committee held two meetings during the last fiscal year. This Committee currently consists of Messrs. Chambers, Morgridge, Sarin and Valentine and Ms. Bartz.

      The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, the performance and selection of independent accountants, and the Company’s audit and financial reporting processes. The Audit Committee operates under a written Audit Committee Charter adopted by the Board, a copy of which is attached hereto as Appendix A. This Committee held nine meetings during the last fiscal year. This Committee currently consists of Messrs. Sarin, West and Yang. Each of the members of this Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

      The Compensation and Management Development Committee’s basic responsibility is to review the performance and development of the Company’s management in achieving corporate goals and objectives and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, this Committee oversees all of the Company’s compensation, equity and employee benefit plans and payments, including the 1996 Stock Incentive Plan. This Committee acted by unanimous written consent on thirteen separate occasions and met four times during the last fiscal year. This Committee currently consists of Messrs. Gibbons and Morgan and Ms. Bartz. Each of the members of this Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

      The Investment/ Finance Committee reviews and approves the Company’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and also reviews the Company’s currency, interest rate and equity risk management policies. This Committee is authorized to approve the issuance of debt securities and oversees stock repurchase programs. This Committee is also authorized to approve certain real estate acquisitions and leases. This Committee also approves charitable contributions on behalf of the Company. This Committee held three meetings during the last fiscal year. This Committee currently consists of Messrs. Carter, Morgan, Morgridge, Valentine and West.

      The Nomination and Governance Committee is responsible for recommending to the full Board candidates for election to the Board of Directors. This Committee held no meetings during the last fiscal year. The Committee met subsequent to the end of the last fiscal year to recommend to the full Board each of the nominees for election to the Board of Directors, as presented herein. This Committee considers nominees proposed by shareholders. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Corporate Secretary in writing to the following address: Cisco Systems, Inc., 170 West Tasman Drive, Attn: Corporate Secretary, San Jose, California 95134, with a copy to Cisco Systems, Inc., 170 West Tasman Drive, Attn: General Counsel, San Jose, California 95134. This Committee currently consists of Dr. Gibbons and Mses. Bartz and Fiorina. Each of the members of this Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

Director Compensation

      During the 2002 fiscal year, non-employee directors were each paid a $32,000 annual retainer fee for serving on the Board, except the fee paid to Dr. Hennessy was $26,667 because his period of Board service did not commence until January 2002. During such fiscal year, non-employee directors were also eligible to participate in the Discretionary Option Grant Program in effect under the 1996 Stock Incentive Plan and to receive periodic option grants under the Automatic Option Grant Program in effect under the 1996 Stock Incentive Plan. Directors who are also employees of the Company are eligible to receive options under the Company’s 1996 Stock Incentive Plan and to participate in the Company’s 1989 Employee Stock Purchase Plan, 401(k) Plan, and Management Incentive Plan.

      At the Annual Meeting of Shareholders held on November 13, 2001, each of the following non-employee directors re-elected to the Board received an option grant under the Automatic Option Grant Program for 15,000 shares of Common Stock with an exercise price of $19.58 per share: Mses. Bartz and Fiorina and Messrs. Gibbons, Morgan, Sarin, Valentine, West and Yang. Dr. Hennessy received an initial automatic option grant under the Automatic Option Grant Program for 30,000 shares on January 28, 2002 when he was first appointed to the Board, with an exercise price of $19.70 per share. The exercise price for each option is equal to the fair market value per share of Common Stock on the grant date. Each option has a maximum term of nine years measured from the grant date, subject to earlier termination following the optionee’s cessation of Board service. The shares subject to each 15,000-share grant will vest in two equal annual installments upon the optionee’s completion of each year of Board service over the two year period beginning on the grant date. The shares subject to the 30,000-share grant made to Dr. Hennessy will vest in four successive equal annual installments upon the completion of each year of Board service over the four year period beginning on the grant date. Each option is immediately exercisable for all of the shares underlying the option; however, any shares purchased under the option will be subject to the Company’s right to repurchase any then unvested shares, at the option exercise price paid per share, upon the optionee’s cessation of Board service. Lastly, the vesting of the shares underlying the options immediately accelerates in full upon certain changes in control or ownership of the Company or upon the optionee’s death or disability while a Board member.

Recommendation of the Board of Directors

      The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

General

      The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending July 26, 2003. PricewaterhouseCoopers LLP was appointed by the Audit Committee, which appointment was ratified by the Board of Directors. The affirmative vote of a majority of the shares of Common Stock present or represented and voting at the Annual Meeting, together with the affirmative vote of a majority of the required quorum, is required to ratify such appointment.

      In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

      PricewaterhouseCoopers LLP has audited the Company’s financial statements annually since the Company’s 1988 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Fees for Independent Accountants

      The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLC for professional services rendered for the fiscal year ended July 27, 2002:

Audit Fees
Consists of fees billed for professional services rendered for the audit of the Company’s financial statements for fiscal year 2002 and the reviews of the interim financial statements included in the Company’s Quarterly Reports	$2,344,000

Financial Information Systems Design and Implementation Fees
Consists of fees billed for professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X	0

All Other Fees:
Other Accounting and Audit-related Services
Consists primarily of fees billed for assistance with regulatory filings, audit of employee benefit plan and other audit-related services	403,000
Tax Planning and Compliance
Consists of fees billed for tax planning, assistance with the preparation of various tax returns, services rendered in connection with acquisitions made by the Company and advice on other tax related matters	14,048,000
Other Services
Consists of miscellaneous management consulting services, not involving information systems design and implementation	530,000

Total All Other Fees	14,981,000

Total All Fees	$17,325,000

      In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending July 26, 2003, the Audit Committee has determined that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

      The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for the fiscal year ending July 26, 2003.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

      Citizens Funds, 230 Commerce Way, Portsmouth, NH 03801, which holds 335,900 shares of the Company’s Common Stock in its Citizens Core Growth Fund, has notified the Company that it intends to present the following proposal at the Annual Meeting:

      WHEREAS: It is imperative that investors have confidence in the integrity of the financial statements and the independence of the firm retained to audit those statements.

      WHEREAS: The retention of accounting firms at companies for functions other than audit related services, where they serve as the independent auditor, can impair the independence of the auditor, either real or perceived.

      RESOLVED: That the shareholders of Cisco Systems Inc. request the Board of Directors adopt a policy that, in the future, would cap the non-audit fees at 25% of aggregate fees for the firm that is retained as the Company’s independent auditor.

Statement in Support of Proposal

      Independent auditors are necessary to ensure the veracity of financial statements of public corporations, and to provide the investor with confidence that those financial statements are accurate and truthful. The Securities and Exchange Commission noted in Final Rule S7-13-00:

Independent auditors have an important public trust. Investors must be able to rely on issuers’ financial statements. It is the auditor’s opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor’s opinion and will be far less likely to invest in that public company’s securities.

      To maintain the trust of investors, it is important that the independent accounting firms retained by companies remain independent, and be perceived as independent. As accounting firms provide additional services to their audit clients, and the complexity of those relationships increases, the independence of those auditors is called into question, and may no longer be in the best interest of investors.

      According to Cisco Systems Inc.’s 2001 proxy statement, of the total auditor fees paid to PricewaterhouseCoopers in the most recent year, 90% were for non-audit services. The Company paid $1,830,000 for audit services and $16,796,000 for non-audit services to the independent accountant ($3,670,000 for financial information systems design and implementation fees and $13,126,000 for other professional services).

      We believe that this level of interconnectivity between audit and non-audit services creates a conflict of interest. As a result, we believe investor confidence in the Company’s financial statements could be harmed. We do, however, recognize that the independent auditor of the Company may be in the best position to provide certain non-audit services to the Company. Therefore, it is submitted to the Board of Directors that, in the future, the non-audit fees be capped at 25% of aggregate fees for the firm that is retained as the Company’s independent auditor.

The Company’s Statement in Opposition to Proposal No. 3

      The Board of Directors believes this proposal does not serve the best interests of the Company or its shareholders and recommends a vote AGAINST it.

      The Board of Directors recognizes that one of its most important roles is maintaining investor confidence in the integrity of the Company’s financial statements. Toward that end, the Audit Committee carefully monitors the provision of non-audit services by PricewaterhouseCoopers LLP, its independent accountants, with the aim of protecting the independence and objectivity of the accountants so that investor confidence is maintained. In addition, the Audit Committee intends to engage PricewaterhouseCoopers LLP only for audit-related services that the firm would normally be expected to perform in any case as part of its auditing work, such as acquisition-related auditing and reviews of SEC filings, and for tax services, which the Audit Committee believes are services that do not compromise their independence or objectivity and which are within the services an independent accounting firm may provide under the Sarbanes-Oxley Act of 2002. The Company believes that this shareholder proposal limits the Audit Committee from exercising its appropriate business judgment and is not in the best interest of the shareholders, and believes that it would result in higher fees and lower quality of services, principally as a consequence of the requirement to have separate firms provide accounting advice and tax advice, respectively. Furthermore, the Company believes the proposal is unnecessary in light of the practices of the Audit Committee, the policies and procedures contained in the Company’s Audit Committee Charter and federal legislation regarding auditor and corporate governance reform enacted after the submission of this shareholder proposal.

      As disclosed in the Proxy Statement under Proposal No. 2, during fiscal 2002 PricewaterhouseCoopers LLP provided the Company, in addition to audit services, with other services which were primarily audit-related services and tax services. Management consulting services, which did not involve systems development, and will not be performed in the future, were only 3% of total services. As required in the Audit Committee Charter, the Audit Committee has reviewed whether the provision of non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining its independence and has satisfied itself as to the independence of the Company’s independent accountants.

      The Company’s Audit Committee Charter requires that the Audit Committee approve in advance any proposal for the provision of non-audit services by the Company’s independent accountants. In addition, on an annual basis, consistent with the Audit Committee Charter, the Audit Committee reviews all relationships between the Company and its independent accountants and determines that the relationships are consistent with the maintenance of auditor independence. As a practice, the Audit Committee continually monitors and evaluates the performance of PricewaterhouseCoopers LLP in both its audit services and its non-audit services, the fees paid for all such services, and the compatibility of the non-audit services with the maintenance of the firm’s independence.

      Furthermore, the Sarbanes-Oxley Act, a broad accounting and corporate governance reform act, was enacted July 30, 2002, approximately two months after the submission of this shareholder proposal. Under the Sarbanes-Oxley Act, a company’s independent auditors will be prohibited from performing nine categories of non-audit services, including: bookkeeping; financial information system design and implementation; appraisal or valuation services; legal and expert services unrelated to an audit; actuarial services; internal audit outsourcing services; broker or dealer, investment advisor or investment banking services; and management function or human resources. Independent auditors will be able to provide permitted non-audit services only if approved in advance by a company’s audit committee. To the extent a company approves non-audit services, it will be required to disclose the approval in its periodic reports. The Sarbanes-Oxley Act also provides additional regulation of independent auditors, including the establishment of a Public Company Accounting Oversight Board, prohibition against performing audit services if senior executives of the Company were recently employed by the auditor and involved with the audit of the company, and the requirement that the lead audit partner and reviewing partner of the independent auditors for each company rotate every five years. The Audit Committee has adopted policies regarding limitations on the use of non-audit services that comply with the requirements of the Sarbanes-Oxley Act and the provisions of Nasdaq’s announced intentions with respect to listing requirements, and also conform to the proposed New York Stock Exchange listing requirements.

      The Company believes that its independent accountants can often provide certain non-audit services in a more efficient and cost-effective manner relative to other service providers due to their expertise and familiarity with the Company’s financial statements, financial systems and management. Examples of these types of services include tax planning, benefit plan audits, compliance and reporting, and due diligence services in connection with mergers and acquisitions that would be required to be reviewed by the auditors in any case. Furthermore, the Company is required to file tax returns in over sixty countries. The Company believes that it is not cost-effective to have staff to perform those services in-house in each of these countries. The Company also believes that it would not be cost-effective, and would lead to lower quality results, to engage another firm for such purposes, since the Company’s principal accounting firm already has an in-depth understanding of the financial data as a result of their audit services and since significant time would have to be spent and cost incurred by the Company’s staff and the principal accounting firm to educate the new tax preparer so that it could complete the tax returns. Finally, the Company believes that the effective and responsible management of its operations requires that the Board of Directors and its committees have access to the best available resources and the discretion to use their business judgment to determine the best allocation of tasks among service providers.

      The Company believes that the practices, policies and procedures of the Company as well as the auditor independence provisions of the Sarbanes-Oxley Act will preserve the independence of the Company’s independent accountants and investors’ confidence in the integrity of the Company’s financial statements while allowing the Audit Committee to engage the Company’s independent accountants for audit-related services and tax services that they are best suited to perform. Consequently, the Board of Directors believes that there is no benefit to the Company or its shareholders from a fixed limitation on the ability of the Audit Committee or the Board of Directors to exercise their business judgment for the selection of service providers for such services, and that such a limitation would result in higher costs and a lower quality product.

Recommendation of the Board of Directors

      For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 3.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

      Barry Carney, 14206 Fallbrook Lane, Woodbridge, VA 22193, a beneficial owner of 200 shares of the Company’s Common Stock, has notified the Company that he intends to present a proposal that “a vote be given to the shareholders to declare a quarterly dividend.” Mr. Carney did not submit a supporting statement for this proposal.

The Company’s Statement in Opposition to Proposal No. 4

      The Board of Directors believes this proposal does not serve the best interests of the Company or its shareholders and recommends a vote AGAINST it.

      The Board of Directors is focused on enhancing return on investment for the Company’s shareholders. The Board believes, however, that return on investment can be enhanced better through strategies such as reinvesting in growth of the Company’s business, minimizing debt, and enhancing shareholder value through a stock repurchase program rather than by distributing dividends, and that the Board should retain the discretion to develop and implement strategies that maximize return on investment. This is especially important in today’s environment, where a strong liquidity position provides for a healthier financial position in a challenging economy.

      Under California law, the declaration of dividends is left to the discretion of the Board of Directors, whose members are elected by the shareholders to exercise sound judgment in deciding such matters based upon the comprehensive information made available to them. As part of its fiduciary responsibilities, the Board must weigh many factors to determine whether, when, and in what amounts dividends should be declared. The Board has and will continue to make this decision by balancing the anticipated needs of the business for capital, the ability of the business to generate earnings and the most effective means to enhance shareholder value in the light of current business circumstances. Factors considered would include, among others, business cycles affecting customer demand, pressure from potential competitors, opportunities to reduce dilution by means of stock repurchases, and the need to invest in research and development and other business operations. In addition, the Board must consider the relative tax efficiency to shareholders of stock repurchases at capital gains rates versus dividend distributions at ordinary income rates.

      While the Company has not paid dividends on its common stock to date, it has returned value to its shareholders by increasing the value of its stock, retaining earnings for reinvestment in research and development, personnel and marketing, growing operations, avoiding debt and taking advantage of favorable stock repurchase opportunities. Shareholders should note that, in August 2002, the Board of Directors increased the total amount of Common Stock authorized for repurchase under the stock repurchase program by $5.0 billion to a total of $8.0 billion. During fiscal year 2002, the Company repurchased approximately $1.9 billion of its own stock, and, including the additional amount approved by the Board, the remaining authorized amount for repurchase was approximately $6.1 billion. The Board will continue to evaluate the Company’s dividend policy in light of the factors described above.

      The Company continues to have great opportunities to build and expand its business, and, in order to take advantage of these opportunities, the Company intends to continue to build its capital resources to the extent the Board deems appropriate.

Recommendation of the Board of Directors

      For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

      Ann Lau, P.O. Box 861132, Los Angeles, CA 90086-1132, a beneficial owner of 1,931 shares of the Company’s Common Stock, has notified the Company that she intends to present the following proposal at the Annual Meeting:

      Be it resolved by the stockowners of Cisco to recommend that the board prepare a report to the stockowners every fiscal year (beginning with 2003) which describes the capabilities of Cisco hardware and software that is sold, leased, licensed, or otherwise provided to any government agency [OR STATE-OWNED COMMUNICATIONS/ INFORMATION TECHNOLOGY ENTIT(IES)] in any country (a) which allows monitoring, [INTERCEPTION, KEYWORD SEARCHES,] and/or recording of internet traffic, or (b) which acts as a “firewall” by which selected internet traffic is prevented from reaching its addressee outside the country of origin or by which downloading of information from selected sites outside the country of origin is prevented. Such report shall identify the countries to whose government agency(ies) [OR STATE-OWNED COMMUNICATIONS/ INFORMATION TECHNOLOGY ENTIT(IES)] Cisco has provided products and the capabilities of such products. The first report shall detail all of the cumulative provisions of products from 1995 to the date of the report.

Statement in Support of Proposal

      In my opinion, government monitoring and control of internet content is a threat to freedom of speech for all other worldwide internet users. In my opinion, the damage is not just in those countries whose governments are using sophisticated technologies to impose such monitoring and control, but to all people in all countries.

      One of the countries which has used technology effectively to monitor their citizens is the Peoples Republic of China. The objectives of the PRC are:

•	To prevent citizens of the PRC from accessing certain political, and/or religious information sites.

•	To monitor citizens of PRC discussions of certain political and/or religious topics, especially through e-mail.

•	To block or delay the transmission of information, or e-mail that the government disapproves of.

•	To inhibit the growth of unauthorized Internet discussion groups.

The Company’s Statement in Opposition to Proposal No. 5

      The Board of Directors believes this proposal does not serve the best interests of the Company or its shareholders and recommends a vote AGAINST it.

      The Company and its Board of Directors are committed to freedom of speech. Furthermore, the Company is a proponent of the vast potential of the Internet to advance and propel the dissemination of information among people throughout the world. Nonetheless, the Company believes that the proposal will not further these social principles, will unnecessarily expend the Company’s resources and could interfere with its customer relations.

      The product capabilities described in this shareholder proposal meet fundamental and legitimate needs to protect the integrity of Internet communications networks against theft, sabotage, viruses, unlawful intrusion and other unlawful activities. The Company’s products, whether used by a private business, a telecommunications service provider or a government agency, have these capabilities, as do the products of its competitors. These capabilities are legitimately used by network operators and by governmental customers for those purposes and are also used by the United States and other countries for law enforcement and national security purposes and to protect their citizens against the threat of terrorism. In the United States and other countries whose governmental systems are based upon the rule of law, the exercise of these powers is subject to constitutional and legal protections and respect for individual rights.

      This shareholder proposal would require the proposed report of the Board to cover all hardware and software sold to any government agencies and state-owned communications or information technology entities which allows monitoring, interception, keyword searches, and/or recording of Internet traffic, or which acts as a “firewall.” Because the capabilities listed are inherent in a wide range of products that the Company sells to anyone, and because the Company sell its products to government agencies and state-owned communications or information technology entities in most of the countries of the world, the shareholder proposal is seeking a report that would list most of the countries of the world and describe the capabilities of almost all of the Company’s products. The report would essentially be a Cisco product catalogue, and we believe would be meaningless to shareholders. The report sought would result in substantial expenditure of company resources, in both funds and staffing, without furthering the freedoms that Ms. Lau addresses in her supporting statement.

      The Board of Directors also believes that the proposed report of the Board could be misunderstood by its customers and resellers and thus potentially interfere with the Company’s relationships with its governmental customers. Since the proposal does not have an exception for information subject to confidentiality obligations to customers or for the Company’s own competitive confidential information (which may have nothing whatsoever to do with the proponent’s intentions with respect to the report), the Company believes the existence of such a report and merely having to discuss the possibility of public disclosure with customers could be a competitive disadvantage for the Company.

      Furthermore, outside of the United States, the Company sells its products almost exclusively by resellers, with direct sales to some telecommunications service providers (both government owned and otherwise) but rarely if ever directly to governmental agencies or entities. The Company’s visibility into the names of, and products purchased by, particular end-users is inconsistent. The Company believes that this shareholder proposal would require it to set up inquiry procedures with its distributors and resellers to determine those countries in which sales are made to government agencies and state-owned communication or information technology entities and which products are so sold. The Board is concerned that the mere gathering of this information could have a negative impact on its relations with its reseller customers.

      In the supporting statement to this shareholder proposal, Ms. Lau discusses the actions of the Government of the People’s Republic of China. Earlier this year, the Company addressed its activities in the People’s Republic of China as they relate to freedom of speech and association over the Internet with the U.S. China Security Review Commission. As it informed the Commission, the products that the Company sells to any customer in the People’s Republic of China, government or otherwise, do not contain any detection or monitoring capabilities which are different from the products the Company sells to anyone anywhere else in the world.

      While the Company understands the cause Ms. Lau espouses, and vigorously supports freedom of speech and association and the role of the Internet in providing opportunities to all the peoples of the world, the Board believes that the Company’s Proxy Statement and Annual Meeting are not proper forums for this debate.

Recommendation of the Board of Directors

      For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

OWNERSHIP OF SECURITIES

      The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock as of July 27, 2002 for (i) each director and nominee for director of the Company, (ii) the Company’s Chief Executive Officer and the four other highest paid executive officers whose salary and bonus for the Company’s 2002 fiscal year were in excess of $100,000 named in the Summary Compensation Table below (the “Named Executive Officers”), and (iii) all executive officers and directors as a group as of July 27, 2002. To the knowledge of the Company, there are no beneficial owners of five percent or more of the outstanding shares of Common Stock as of July 27, 2002.

	Number
	of Shares
	Beneficially	Percent
Name	Owned(1)	Owned(2)

Carol A. Bartz(3)	313,926	*
Larry R. Carter(4)	4,123,061	*
John T. Chambers(5)	26,443,032	*
Carleton Fiorina(6)	49,150	*
James F. Gibbons(7)	150,920	*
John L. Hennessy(8)	42,687	*
Richard J. Justice(9)	2,014,220	*
Mario Mazzola(10)	4,815,346	*
James C. Morgan(11)	229,300	*
John P. Morgridge(12)	83,521,451	1.1
Arun Sarin(13)	140,600	*
Donald T. Valentine(14)	2,551,198	*
Michelangelo Volpi(15)	1,627,616	*
Steven M. West(16)	155,400	*
Jerry Yang(17)	85,613	*
All executive officers and directors as a group (18 Persons) (18)	138,370,117	1.9

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned by each person or group as of July 27, 2002 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after July 27, 2002, including, but not limited to, upon the exercise of options.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 7,302,542,362 shares of Common Stock outstanding on July 27, 2002 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of July 27, 2002, including, but not limited to, upon the exercise of options.

(3)	Includes 211,198 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse, 100 shares held by her son, and outstanding options to purchase 100,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(4)	Includes 2,900 shares held by the Carter Revocable Trust dated October 18, 1994, and outstanding options to purchase 4,092,333 shares, which were exercisable on or within 60 days of July 27, 2002.

(5)	Includes outstanding options to purchase 24,383,333 shares, which were exercisable on or within 60 days of July 27, 2002.

(6)	Includes outstanding options to purchase 45,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(7)	Includes outstanding options to purchase 140,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(8)	Includes 9,687 shares held in the Hennessy 1993 Revocable Trust, John L. Hennessy and Andrea J. Hennessy Trustees, 3,000 shares held in trust for the benefit of Dr. Hennessy’s children and outstanding options to purchase 30,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(9)	Includes 21,838 shares held by the 1990 Justice Family Trust, and outstanding options to purchase 1,991,082 shares, which were exercisable on or within 60 days of July 27, 2002.

(10)	Includes outstanding options to purchase 4,724,990 shares, which were exercisable on or within 60 days of July 27, 2002.

(11)	Includes 9,300 shares held by Mr. Morgan’s spouse and outstanding options to purchase 220,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(12)	Includes 68,007,201 shares held by John P. Morgridge and Tashia F. Morgridge as Trustees of the Morgridge Family Trust (UTA DTD 6/30/88), 92,938 shares held by Mr. Morgridge’s spouse, Tashia F. Morgridge, and 14,015,760 shares held in the TOSA Foundation, a charitable foundation of which Mr. Morgridge is a director, and outstanding options to purchase 592,500 shares, which were exercisable on or within 60 days of July 27, 2002. Mr. Morgridge disclaims beneficial ownership of the shares held by the TOSA Foundation.

(13)	Includes 600 shares held by Arun and Rummi A. Sarin, Trustees of the Sarin Family Trust, and outstanding options to purchase 140,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(14)	Includes 1,659,198 shares held by the Donald T. Valentine Family Trust Under Agreement dated April 29, 1967, and outstanding options to purchase 640,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(15)	Includes 74 shares held by Mr. Volpi’s son and outstanding options to purchase 1,595,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(16)	Includes 400 shares held by Mr. West’s spouse and outstanding options to purchase 155,000 shares, which were exercisable on or within 60 days of July 27, 2002.

(17)	Includes 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 3,194 shares held in the Jerry Yang 1996 Revocable Trust, 2,426 shares held in the Red Husky Foundation, a charitable foundation of which Mr. Yang is the secretary and his spouse is the president, and outstanding options to purchase 45,000 shares, which were exercisable on or within 60 days of July 27, 2002. Mr. Yang disclaims beneficial ownership of the shares held by the Red Husky Foundation.

(18)	Includes outstanding options to purchase 48,860,634 shares, which were exercisable on or within 60 days of July 27, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). During the last year, the Company undertook an extensive review of the Section 16(a) reports filed on behalf of each individual who served as a director or executive officer of the Company during the fiscal year ended July 27, 2002, to determine whether all of their reportable transactions in the Company’s Common Stock were timely reported and to ensure proper reporting of all of their beneficial holdings. The review revealed that there were a number of transactions that were not timely reported and, as these transactions were identified, the Company undertook to file corrected forms throughout the year. In most of these cases there was no purchase or sale involved, but rather non-market transactions such as gifts, interfamilial transfers, and distributions from venture capital funds that obtained the shares when the Company acquired companies in which the funds held interests. The review revealed that, in a few instances, there were also market transactions that were not timely reported on Form 4, although proper disclosure was made in accordance with Rule 144 in all required cases. Since conducting the review, the Company has developed new procedures to ensure improved compliance on an on-going basis, including compliance with the requirements of the Sarbanes-Oxley Act.

      The following is the number of late reports filed since the beginning of the fiscal year ended July 27, 2002, under Section 16(a) and the number of transactions reflected therein as not reported on a timely basis during such fiscal year or prior fiscal years by such executive officers and directors: Ms. Bartz filed three late reports which covered six transactions with a net increase of 920 shares; Mr. Carter filed three late reports which covered three transactions with a net increase of 1,552 shares, all of which shares were donated by Mr. Carter to charity; Mr. Chambers filed eight late reports which covered nine transactions with a net increase of 126,699 shares, all of which shares were donated by Mr. Chambers to charity; Ms. Fiorina filed one late report which covered one transaction with a net increase of 3,700 shares; Dr. Hennessy filed a late Form 3 report with a net increase of 292 shares; Mr. Kozel filed six late reports which covered eight transactions with a net decrease of 101 shares; Mr. Mazzola filed four late reports, including an amended Form 3 report and three other reports which covered six transactions with a net increase of 3,268 shares; Mr. Morgan filed an amended Form 3 report which added shares owned by his wife with a net increase of 1,800 shares; Mr. Morgridge filed three late reports which covered eight transactions with a net decrease of 11,510 shares; Mr. Redfield filed three late reports which covered four transactions with a net increase of 2,501 shares; Mr. Sarin filed six late reports which covered six transactions with a net decrease of 2,400 shares; Mr. Valentine filed four late reports which covered seven transactions with a net decrease of 534,378 shares; Mr. Yang filed one late report which covered two transactions with a net increase of 1,095 shares; Mr. Giancarlo filed four late reports which covered nine transactions with a net decrease of 306,578 shares, including a market sale of 300,000 shares with respect to which the intent to sell had been publicly disclosed under Rule 144; and Mr. Volpi filed four late reports which covered seven transactions with a net decrease of 795,010 shares, including a market sale of 797,312 shares with respect to which the intent to sell had been publicly disclosed under Rule 144.

Equity Compensation Plan Information

      The following table provides information as of July 27, 2002 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of the Company’s Common Stock issuable upon the exercise of those assumed options as of July 27, 2002, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	A	B	C

			Number of Securities Remaining
			Available for Future Issuance
	Number of Securities to be	Weighted Average	Under Equity Compensation
	Issued upon Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	1,089,505,568 (3)	$29.35	87,536,024 (4)
Equity Compensation Plans Not Approved by Shareholders(2)	2,728,273	$34.89	6,186,799

Total	1,092,233,841	$29.37	93,722,823

(1)	Consists of the 1996 Stock Incentive Plan and the Employee Stock Purchase Plan.

(2)	Consists solely of the 1997 Supplemental Stock Incentive Plan. No options under this Plan are held by any directors or executive officers of the Company.

(3)	Excludes purchase rights accruing under the Company’s Employee Stock Purchase Plan and International Stock Purchase Plan (collectively, the “Purchase Plans”) which have a combined shareholder approved reserve of 221,400,000 shares. Under the Purchase Plans, each eligible employee may purchase up to 22,500 shares of Common Stock at semi-annual intervals on the last U.S. business day of June and December each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	Includes shares available for future issuance under the Purchase Plans. As of July 27, 2002, an aggregate of 87,536,024 shares of Common Stock were available for issuance under the Purchase Plans.

(5)	The table does not include information for equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally established those plans. As of July 27, 2002, a total of 114,053,997 shares of the Company’s Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $6.12 per share. No additional options may be granted under those assumed plans.

The Supplemental Plan

      The 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”) was implemented by the Board on July 31, 1997. The Supplemental Plan is a non-shareholder approved plan. Options may be granted under the Supplemental Plan to employees of the Company (or any parent or subsidiary corporation) who are neither officers nor Board members at the time of grant. The Board has authorized 9,000,000 shares of Common Stock for issuance under the Supplemental Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option will vest in installments over the optionee’s period of service with the Company. The options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed or replaced by the acquiring entity. All options are non-statutory options under the Federal tax law. As of July 27, 2002, options covering 2,728,273 shares of Common Stock were outstanding under the Supplemental Plan, 6,186,799 shares remained available for future option grants, and options covering 84,928 shares had been exercised.

      Share issuances under the 1996 Stock Incentive Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the Supplemental Plan, and share issuances under Supplemental Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1996 Stock Incentive Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Management Development Committee Report

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

      The Compensation and Management Development Committee’s (the “Committee”) basic responsibility is to review the performance and development of the Company’s management in achieving corporate goals and objectives and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, the Committee oversees all compensation, equity and employee benefit plans and programs.

Compensation Philosophy and Objectives

      The Company operates in the extremely competitive and rapidly changing high technology industry. The Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a framework based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of the Company’s competitors. Within this overall philosophy, the Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a group of specifically identified peer companies (the “Peer Companies”) and other selected companies with which the Company competes for executive talent.

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance in terms of designated corporate objectives and the relative performance of the Peer Companies, as well as individual contributions and a measure of customer satisfaction.

•	Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

      The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) variable incentive awards, and (iii) long-term, equity-based incentive awards.

      The Committee determines the compensation levels for the executive officers with the assistance of the Company’s Human Resources Department, which works with an independent consulting firm that furnishes the Committee with executive compensation data drawn from a nationally recognized survey of similarly sized technology companies which have been identified as the Peer Companies. A significant number of the Peer Companies are listed in the S & P Information Technology Index, which is included in the Stock Performance Graph for this Proxy Statement. Certain companies not included in this Index were considered Peer Companies because the Company competes for executive talent with those companies. However, some organizations in the S & P Information Technology Index were excluded from the Peer Company list because they were not considered competitors for executive talent or because compensation information was not available.

      The positions of the Company’s Chief Executive Officer and executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the Peer Companies concerning stock option grants were reviewed and compared.

      Base Salary. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the Peer Companies. The Company’s policy is to target base salary levels between the 25th and 50th percentile of compensation practices at Peer Companies.

      Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of the Company’s achievement of the financial performance targets established at the beginning of the fiscal year and also includes a range for the executive’s contribution, a measure of customer satisfaction and a market share component tied to the Company’s ability to gain market share relative to a select group of competitors. The incentive plan sets a threshold level of Company performance based on both revenue and profit before interest and taxes that must be attained before any incentives are awarded. Once the fiscal year’s threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for comparable positions at the Peer Companies and is stated in terms of an escalating percentage of the officer’s base salary for the year. In fiscal 2002, the Company exceeded its corporate performance targets as well as the market share target tied to relative market share performance of the selected competitor group. Awards paid reflected those results plus individual accomplishments of both corporate and functional objectives and a component based upon customer satisfaction.

      Long-Term, Equity-Based Incentive Awards. The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of the long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with the Peer Companies, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee’s discretion.

      During fiscal year 2002, the Committee made option grants to the Company’s executive officers under the Company’s 1996 Stock Incentive Plan. Each grant allows the executive officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. Options granted to this group of individuals in August 2001, November 2001, January 2002 and April 2002 vest in periodic installments over a five year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option grants will provide a return only if the executive officer remains with the Company and only if the market price appreciates over the option term.

      CEO Compensation. On April 1, 2001, Mr. Chambers requested that his base salary be lowered to a rate of $1.00 annually. On May 11, 2001, the Committee agreed to honor this request until such a time as the Committee deems it appropriate to return Mr. Chambers’ base salary to a market competitive level. For fiscal year 2002 Mr. Chambers’ base salary remained at $1.00. The Committee continues to assess the market data for chief executive officers’ salary levels at the Peer Companies to ensure that, when reinstated, Mr. Chambers’ compensation is consistent with the Company’s stated compensation objectives relative to base salary.

      For fiscal year 2002, Mr. Chambers requested that the Committee not award him a variable incentive award, and despite all the corporate and individual goals for the year having been met, the Committee agreed to honor his request.

      The option grants made to Mr. Chambers during the 2002 fiscal year were awarded at the same time the Committee granted stock options to other employees under the Company’s broad-based stock option program. In July 2002, Mr. Chambers informed the Committee of his decision to waive all of his rights to the option grant for 2,000,000 shares granted on April 5, 2002, and requested that the Committee cancel that option grant. The Committee honored Mr. Chambers’ request, and the option grant has been cancelled and is no longer outstanding. The option grants made to Mr. Chambers were based upon his performance and leadership with the Company and placed a significant portion of his total compensation at risk, since the value of the option grant depends upon the appreciation of the Company’s Common Stock over the option term.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered to be performance based. The Company’s 1996 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Non-performance based compensation paid to the Company’s executive officers for the 2002 fiscal year exceeded the $1 million limit per officer for only one of the Named Executive Officers subject to Section 162(m). The Committee has decided that it is not appropriate at this time to take any action to limit the Company’s discretion to design the cash compensation packages payable to the Company’s executive officers.

Submitted by the Compensation and Management Development Committee

Carol Bartz, Chairman

James F. Gibbons
James C. Morgan

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation and Management Development Committee of the Company’s Board of Directors for the Company’s 2002 fiscal year were those named above in the Compensation and Management Development Committee Report. No member of this Committee was at any time during the Company’s 2002 fiscal year or at any other time an officer or employee of the Company.

      No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors.

Summary of Cash and Certain Other Compensation

      The following table sets forth the compensation earned, by the Company’s Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for each of the last three or fewer fiscal years during which such individuals served as executive officers of the Company. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the Company’s 2002 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year.

SUMMARY COMPENSATION TABLE

	Compensation

					Long-Term
	Annual Compensation			Other Annual	Compensation	All Other
				Compensation	Awards	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	($)(2)	Options(#)	($)(3)

John T. Chambers	2002	1	0	0	6,000,000 (4)	0
President, Chief Executive	2001	268,131	0	0	6,000,000	1,500
Officer, Director	2000	323,319	1,000,000	0	4,000,000	1,500
Mario Mazzola	2002	447,120	556,289	0	1,325,000	2,000
Senior Vice President,	2001	445,846	0	0	575,000	1,500
Chief Development Officer	2000	412,520	850,958	0	500,000	1,500
Larry R. Carter	2002	425,700	529,639	0	800,000	2,000
Senior Vice President,	2001	424,212	0	0	600,000	1,500
Finance and Administration,	2000	386,262	861,750	0	850,000	1,500
Chief Financial Officer, Secretary and Director
Richard J. Justice	2002	386,400	480,743	0	850,000	2,000
Senior Vice President,	2001	384,462	0	0	600,000	1,500
Worldwide Field Operations	2000	335,241	748,186	17,134	900,000	1,500
Michelangelo Volpi	2002	382,800	434,988	0	1,100,000	2,000
Senior Vice President,	2001	380,346	0	0	600,000	1,500
Routing Technology Group	2000	317,885	710,331	0	900,000	1,500

(1)	Represents cash bonuses earned for the indicated fiscal years.

(2)	Represents reimbursement for the payment of taxes attributable to imputed interest income on certain loans made by the Company to the Named Executive Officer.

(3)	Represents the matching contribution which the Company made on behalf of each Named Executive Officer to the Company’s 401(k) Plan.

(4)	In July 2002, Mr. Chambers informed the Committee of his decision to waive all his rights to the option grant for 2,000,000 shares granted on April 5, 2002, and requested that the Company cancel that option grant. The Company honored Mr. Chambers’ request, and the option grant has been cancelled and is no longer outstanding.

Stock Options

      The following table provides information with respect to the stock option grants made during the Company’s 2002 fiscal year under the Company’s 1996 Stock Incentive Plan to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of	% of Total			Value of Assumed Annual
	Securities	Options			Rates of Stock
	Underlying	Granted to			Price Appreciation
	Options	Employees			for Option Term(3)
	Granted	in Fiscal	Exercise Price	Expiration
Name	(1)	Year	($/Share)(2)	Date	5%($)	10%($)

John T. Chambers	2,000,000	.7149	16.0100	08/21/10	17,653,529	43,481,485
	2,000,000	.7149	20.5300	01/07/11	22,637,537	55,757,332
	2,000,000 (4)	.7149	16.1500	04/05/11	17,807,901	43,861,710

Mario Mazzola	175,000	.0626	16.0100	08/21/10	1,544,684	3,804,630
	250,000	.0894	16.0100	08/21/10	2,206,691	5,435,186
	275,000	.0983	20.5300	01/07/11	3,112,661	7,666,633
	350,000	.1251	16.1500	04/05/11	3,116,383	7,675,799
	275,000	.0983	16.1500	04/05/11	2,448,586	6,030,985

Larry R. Carter	200,000	.0715	16.0100	08/21/10	1,765,353	4,348,149
	100,000	.0357	17.2600	11/02/10	951,593	2,343,818
	250,000	.0894	20.5300	01/07/11	2,829,692	6,969,667
	250,000	.0894	16.1500	04/05/11	2,225,988	5,482,714

Richard J. Justice	200,000	.0715	16.0100	08/21/10	1,765,353	4,348,149
	150,000	.0536	17.2600	11/02/10	1,427,389	3,515,727
	250,000	.0894	20.5300	01/07/11	2,829,692	6,969,667
	250,000	.0894	16.1500	04/05/11	2,225,988	5,482,714

Michelangelo Volpi	200,000	.0715	16.0100	08/21/10	1,765,353	4,348,149
	100,000	.0357	16.0100	08/21/10	882,676	2,174,074
	100,000	.0357	17.2600	11/02/10	951,593	2,343,818
	225,000	.0804	20.5300	01/07/11	2,546,723	6,272,700
	250,000	.0894	16.1500	04/05/11	2,225,988	5,482,714
	225,000	.0804	16.1500	04/05/11	2,003,389	4,934,442

(1)	Options were granted on August 21, 2001, November 2, 2001, January 7, 2002 and April 5, 2002 and have a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Each of the options granted in August 2001 will become exercisable for the option shares in a series of successive equal monthly installments upon completion of each month of service over the 60-month period measured from the grant date. Each of the options granted in November 2001, January 2002 and April 2002 will become exercisable for 20% of the option shares upon the completion of one year of service measured from the grant date and will become exercisable for the remaining shares in equal monthly installments over the next 48 months of service thereafter. However, each of the options will immediately become exercisable for all of the option shares in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity, or in the event there is a hostile change in control or ownership of the Company.

(2)	The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(3)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the nine year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4)	In July 2002, Mr. Chambers informed the Company of his decision to waive all his rights to the option grant for 2,000,000 shares granted on April 5, 2002, and requested that the Company cancel that option grant. The Company honored Mr. Chambers’ request, and the option grant has been cancelled and is no longer outstanding.

Option Exercises and Holdings

      The table below sets forth information with respect to the Named Executive Officers concerning their exercise of options during the Company’s 2002 fiscal year and the unexercised options held by them as of the end of such year. No stock appreciation rights were exercised during the fiscal year, and no stock appreciation rights were outstanding at the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Number of	Value	Options at July 27, 2002		at July 27, 2002($)(2)
	Shares Acquired	Realized
Name	on Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

John T. Chambers	0	0	23,816,667	11,583,333	77,079,410	0
Mario Mazzola	0	0	4,653,654	2,121,918	16,080,704	0
Larry R. Carter	0	0	4,016,000	1,839,000	11,275,081	0
Richard J. Justice	262,500	4,026,225	1,913,084	1,920,666	1,973,578	0
Michelangelo Volpi	0	0	1,518,333	2,081,667	198,705	0

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Based upon the market price of $11.82 per share, which was the closing selling price per share of Common Stock on the Nasdaq National Market on the last day of the Company’s 2002 fiscal year, less the option exercise price payable per share.

Employment Contracts, Termination of Employment, and Change in Control Agreements

      As of the end of the Company’s 2002 fiscal year, none of the Company’s executive officers had employment or severance agreements with the Company, and their employment could be terminated at any time at the discretion of the Board of Directors.

      Each outstanding option under the Company’s 1996 Stock Incentive Plan will vest and become immediately exercisable for all of the option shares at the time subject to that option in the event there should occur a hostile take-over of the Company, whether through a tender offer for more than thirty-five percent of the Company’s outstanding voting securities which the Board does not recommend the shareholders to accept or a change in the majority of the Board as a result of one or more contested elections for Board membership.

AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

      The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the Company’s 2002 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2002 fiscal year for filing with the SEC.

Submitted by the Audit Committee

Steven M. West, Chairman

Arun Sarin
Jerry Yang

STOCK PERFORMANCE GRAPH

      The graph depicted below shows a comparison of cumulative total shareholder returns for the Company’s Common Stock with the cumulative total return on the Standard & Poor’s 500 Index and the Standard & Poor’s Information Technology Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG CISCO SYSTEMS, INC., THE S & P 500 INDEX
AND THE S & P INFORMATION TECHNOLOGY INDEX

	7/25/97	7/24/98	7/30/99	7/28/00	7/27/01	7/26/02

CISCO SYSTEMS, INC.	100.00	184.00	350.82	709.42	215.27	133.50
S & P 500	100.00	119.28	143.38	156.25	133.86	102.23
S & P INFORMATION TECHNOLOGY	100.00	120.12	193.29	272.44	128.52	76.36

Notes:

(1) The graph covers the period from July 25, 1997, the last trading day before the Company’s 1998 fiscal year, to July 27, 2002, the last day of the Company’s 2002 fiscal year.

(2) The graph assumes that $100 was invested in the Company on July 25, 1997 and in each index, and that all dividends were reinvested. No cash dividends have been declared on shares of Common Stock.

(3) Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

      In previous years, the Company has compared the performance of its Common Stock in its performance graph against the JP Morgan H&Q Technology Index. As of March 2002, this index is no longer published. As a result, as required by applicable SEC rules, the Company has included a transitional graph. The transitional graph depicted below shows a comparison of cumulative total shareholder returns for the Company’s Common Stock with the cumulative total return on the Standard & Poor’s 500 Index, the Standard & Poor’s Information Technology Index (the new index selected by the Company, as depicted in the graph above), and the JP Morgan H&Q Technology Index through July 28, 2001.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG CISCO SYSTEMS, INC., THE S & P 500 INDEX,
THE JP MORGAN H & Q TECHNOLOGY INDEX
AND THE S & P INFORMATION TECHNOLOGY INDEX

	7/26/96	7/25/97	7/24/98	7/30/99	7/28/00	7/28/01

CISCO SYSTEMS, INC.	100.00	155.11	285.40	544.16	1,100.37	333.90
S & P 500	100.00	152.14	181.48	218.14	237.72	203.66
J P MORGAN H & Q TECHNOLOGY	100.00	168.97	182.05	294.34	490.06	243.77
S & P INFORMATION TECHNOLOGY	100.00	193.21	232.08	373.46	526.39	248.31

Notes:

(1) The graph covers the period from July 26, 1996, the last trading day before the Company’s 1997 fiscal year, to July 28, 2001, the last day of the Company’s 2001 fiscal year.

(2) The graph assumes that $100 was invested in the Company on July 26, 1996 and in each index, and that all dividends were reinvested. No cash dividends have been declared on shares of the Company’s Common Stock.

(3) Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

      The information contained in the Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

SHAREHOLDER PROPOSALS FOR 2003 PROXY STATEMENT

      Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in the Company’s proxy materials relating to its Annual Meeting of Shareholders to be held in 2003, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than June 6, 2003. Such proposals should be delivered to Cisco Systems, Inc., 170 W. Tasman Drive, San Jose, California 95134-1706, Attn: Secretary, with a copy to Cisco Systems, Inc., 170 W. Tasman Drive, San Jose, California 95134-1706, Attn: General Counsel.

      Except in the case of proposals made in accordance with Rule 14a-8, the Bylaws of the Company require that shareholders intending to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of the Company not less than sixty nor more than ninety days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in the Company’s proxy materials for its immediately preceding annual meeting of shareholders). For calendar year 2003, written notice must be delivered to the Secretary of the Company on or after July 6, 2003 and on or before August 5, 2003. However, in the event that the annual meeting is called for a date which is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. The Bylaws of the Company further require, among other things, that the notice by the shareholder set forth a description of the business to be brought before the meeting and certain information concerning the shareholder proposing such business, including such shareholder’s name and address, the class and number of shares of the Company’s capital stock that are owned beneficially by such shareholder and any material interest of such shareholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any shareholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the Bylaws of the Company are applicable to shareholders desiring to nominate candidates for election as directors.

      In addition, the proxy solicited by the Board of Directors for the 2003 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to August 5, 2003.

FORM 10-K

      THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 27, 2002, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO CISCO SYSTEMS, INC., 170 W. TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

      The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Larry R. Carter
Secretary

Dated: October 4, 2002

APPENDIX A

CISCO SYSTEMS, INC.

CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1. Purpose

      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, the performance and selection of independent accountants, and the Company’s audit and financial reporting process.

      The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 of the Charter. The Committee shall be given full and direct access to the Company’s Internal Control Services group, the Board Chairman, Company executives and independent accountants as necessary to carry out these responsibilities. However, the Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent accountants relating to the audit or review of financial statements.

      The independent accountants’ ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

2. Composition of the Audit Committee

      The Audit Committee shall be comprised of not less than three directors, each of whom will be independent as required by Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the National Association of Securities Dealers, Inc. (“NASD”). Each appointed Committee member shall be subject to annual reconfirmation and may be removed by the Board at any time.

      All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

3. Responsibilities and Duties

      To fulfill its responsibilities and duties, the Audit Committee shall:

1. Review annually the Audit Committee Charter for adequacy and recommend any changes to the Board.

2. Review the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).

3. Review the financial, investment and risk management policies followed by the Company in operating its business activities.

4. Review the Company’s annual audited financial statements, related disclosures, including the MD&A portion of the Company’s filings, and discuss with the independent accountants the matters required to be discussed by Auditing Standard No. 61, including (a) the quality as well as acceptability of the accounting principles applied in the financial statements, and (b) new or changed accounting policies; significant estimates, judgments, uncertainties or unusual transactions; and accounting policies relating to significant financial statement items.

5. Review any management letters or internal control reports prepared by the independent accountants or the Company’s internal auditors and responses to prior management letters, and review with the independent accountants the Company’s internal financial controls, including the budget, staffing and responsibilities of the Company’s Internal Controls Services department.

6. Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided.

7. Be responsible for the appointment, determination of the funding for and oversight of the work of the independent accountant employed to conduct the audit (including resolution of disagreements between the independent accountants and management regarding financial reporting). The independent accountants shall report directly to the Audit Committee.

8. Approve all services that may be provided to the Company by the independent accountants whether or not related to the audit, and review the hiring policies for any employees or former employees of the independent accountants.

9. Obtain on an annual basis a formal written statement from the independent accountants delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard No. 1, and review and discuss with the accountants all significant relationships the accountants have with the Company which may affect the accountants’ independence.

10. For each of the first three fiscal quarters and at year end, at a Committee meeting review with management the financial results, the proposed earnings press release and formal guidance which the Company may plan to offer and review with the independent accountants the results of the their review of the interim financial information and audit of the annual financial statements.

11. Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent accountants the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act.

12. Following completion of the annual audit, review separately with the independent accountants, the Internal Control Services department, and management any significant difficulties encountered during the course of the audit.

13. Engage and determine funding for such independent professional advisers and counsel as the Committee determines are appropriate to carry out its functions hereunder.

14. Report to the Board on a regular basis on the major events covered by the Audit Committee and make recommendations to the Board and management concerning these matters.

15. Perform any other activities consistent with this charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate, including but not limited to the Company’s legal and regulatory compliance.

16. Approve all transactions between the Company and a Related Party, as defined by applicable NASD Rules.

17. Establish procedures for:

(a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4. Audit Committee Meetings

      The Committee will meet on a regular basis at least 4 times each year, and will hold special meetings as circumstances require. The timing of the meetings shall be determined by the Audit Committee. However, the Committee will meet at any time that the independent accountants believe communication to the Committee is required. At each regular meeting the Committee will meet separately with representatives of the independent accountants, management and Internal Control Services department.

      At all Audit Committee meetings a majority of the total number of members shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. Minutes shall be kept of each meeting of the Committee.

1028-PSA-02

CISCO SYSTEMS, INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

*HOUSEHOLDING ELECTION (HH)

Mark “FOR” to enroll this account to receive certain future security holder documents in a single package per household. Mark “AGAINST” if you do not want to participate. See enclosed notice.
To change your election in the future, call 1-800-542-1061.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — l-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cisco Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE

VOTING BY TELEPHONE OR INTERNET

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CISCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CISCO SYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDS AVOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

PROPOSAL 1-	To elect as directors the following nominees:
	(01) Carol A. Bartz, (02) Larry R. Carter, (03) John T.	For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	Chambers, (04) Carleton S. Fiorina, (05) Dr. James F.	All	All	Except	and write the nominee’s number on the line below.
Gibbons, (06) Dr. John L. Hennessy, (07) James C. Morgan,
	(08) John P. Morgridge, (09) Arun Sarin, (10) Donald T.	☐	☐	☐
Valentine, (11) Steven M. West, (12) Jerry Yang.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	For	Against	Abstain

PROPOSAL 2-	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending July 26, 2003.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 3, 4 AND 5.

PROPOSAL 3-	Proposal submitted by a shareholder that the Board adopt a policy to cap fees for non-audit services provided by the Company’s independent auditor to 25% of aggregate fees paid to the independent auditor, as more fully set forth in the accompanying proxy statement.	☐	☐	☐

PROPOSAL 4-	Proposal submitted by a shareholder that a vote be given to the shareholders to declare a quarterly dividend.	☐	☐	☐

PROPOSAL 5-	Proposal submitted by a shareholder that the Board prepare a report every fiscal year describing certain capabilities of the Company’s hardware and software sold to government agencies and state-owned communications or information technology entities, as more fully set forth the accompanying proxy statement.	☐	☐	☐

This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

	For	Against
*HOUSEHOLDING OPTION	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CISCO SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 19, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 19, 2002 and the proxy statement, and appoints John T. Chambers and Larry R. Carter or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held on Tuesday, November 19 at 10:00 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWELVE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORlZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

SEE REVERSE SIDE	TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE